Exhibit 99.1

Calgon Carbon Announces Second Quarter 2017 Results

  Reported net sales of $153.0 million and fully diluted EPS of $0.12
  Sales include $24.4 million from New Business on strong volumes
  Gross margin (before depreciation and amortization) as a percentage of net sales were 30.5%
  Growing signs of improvement in Activated Carbon and Alternative Materials segments in second half of year
  On track to deliver expected synergies of at least $6.7 million for New Business by 2019
  Dividend of $0.05 per common share declared

PITTSBURGH--(BUSINESS WIRE)--August 4, 2017--Calgon Carbon Corporation (NYSE: CCC) (Calgon Carbon or the Company) announced results for the 2017 second quarter that ended on June 30, 2017.

Net sales for the second quarter of 2017 were $153.0 million, an increase of $20.4 million or 15.4% compared to net sales of $132.6 million for the second quarter of 2016. The increase is primarily attributable to $24.4 million of net sales contributed by the New Business (the wood-based activated carbon and filtration media business acquired in November 2016). Second quarter of 2017 net sales of Calgon Carbon’s legacy business (excluding the impact of the net sales of the New Business) declined, as expected, by $4.0 million from last year’s second quarter, including a $2.0 million negative impact from currency translation due to a stronger U.S. dollar.

Income from operations for the second quarter of 2017 was $11.0 million, compared to income from operations of $12.2 million reported for the second quarter of 2016. Second quarter 2017 income from operations includes $0.7 million of acquisition integration and project expenses, compared to $1.3 million of acquisition transaction expenses included in second quarter 2016 operating income.

Net income for the second quarter of 2017 was $5.9 million, or $0.12 per fully diluted share. This compares to net income of $7.9 million, or $0.15 per fully diluted share for the same period last year. In addition to the impact of the previously mentioned (pre-tax) acquisition and project related expenses in both periods, second quarter 2017 net income and fully diluted earnings per share were impacted by $1.8 million (pre-tax) in higher interest expense - net.

Note: Beginning January 1, 2017, the Company realigned its internal management reporting structure to incorporate the New Business into the Company’s previously existing legacy business and reorganized its reportable segments into: Activated Carbon, Alternative Materials, and Advanced Water Purification. The Company is reporting its 2017 second quarter and six months results using these reportable segments, and has restated reportable segment information for the comparable prior year periods to conform to the new structure. The Segment Data table includes a summary of the components of the new reportable segments.

For the second quarter of 2017, Activated Carbon segment net sales were $135.7 million, an increase of $12.2 million, or 9.8% from $123.5 million reported for the same period a year ago. Net sales related to the New Business contributed $13.4 million to second quarter 2017 net sales, while currency translation negatively impacted legacy Calgon Carbon Activated Carbon segment net sales by $1.7 million. Excluding the negative impact of currency translation, legacy Calgon Carbon Activated Carbon segment net sales increased slightly primarily due to higher environmental air (including mercury removal products), potable water, specialty and industrial processes market net sales in the Americas, which slightly more than offset expected lower activated carbon pellet sales in Japan for treating sulfur and nitrogen oxide environmental air emissions, lower potable water market sales in Europe, and lower environmental water market sales in the Americas as a result of the completion of a significant remediation project in 2016.

Alternative Materials segment net sales in the second quarter of 2017 were $12.9 million compared to $2.6 million for the same period a year ago. Sales related to diatomaceous earth and perlite filtration media products of the New Business contributed $11.0 million to current year second quarter net sales, while net sales related to the Company’s legacy business carbon cloth products were lower by $0.7 million, including $0.3 million of unfavorable currency translation.

Net sales in the Advanced Water Purification segment decreased to $4.4 million in the second quarter of 2017 compared to $6.4 million in the last year’s second quarter. Lower ion exchange project and traditional ultraviolet water disinfection equipment net sales were partially offset by slightly higher ballast water treatment system net sales.

Net sales less the cost of products sold (excluding depreciation and amortization), as a percentage of net sales for the second quarter of 2017 was 30.5% compared to 33.9% reported for the second quarter of 2016. The lower margin percentage was due in part to a less favorable product mix and scheduled major maintenance at the Company’s Mississippi coal-based virgin activated carbon manufacturing facility. Also contributing to the decline was the inclusion in 2017 of the historically lower margin activities of the New Business.

Depreciation and amortization expense was $12.0 million in the second quarter of 2017 compared to $9.5 million in last year’s second quarter. Current year second quarter depreciation and amortization expense includes expenses from the acquired fixed assets and intangible assets of the New Business.

Selling, general and administrative (SG&A) expenses and research and development (R&D) expenses for the second quarter of 2017 totaled $23.7 million, or 15.5% of net sales, versus $23.3 million, or 17.6% of net sales in last year’s second quarter. In addition to the inclusion of incremental expenses from the New Business, current year expenses include acquisition integration and project costs of $0.7 million, or 0.5% of net sales. Last year’s second quarter results included acquisition related expenses of $1.3 million, or 1.0% of net sales, and pension plan settlement charges of $0.7 million, or 0.5% of net sales.

Interest expense - net for the second quarter of 2017 was $2.0 million compared to $0.2 million in last year’s second quarter. The increase was due to higher debt levels resulting primarily from the Company’s purchase of the New Business, as well as higher interest rates.

The effective income tax rate for the second quarter of 2017 was 35.2% compared to 34.0% in last year’s second quarter.

On August 2, 2017, Calgon Carbon’s Board of Directors declared a quarterly cash dividend of $0.05 per share, payable on September 15, 2017, to shareholders of record on September 5, 2017.

CEO Commentary

Commenting on the Company’s second quarter results, Calgon Carbon’s Chairman, President, and Chief Executive Officer Randy Dearth said, “Our results indicate we are leveraging our diverse end markets and continuing to positively move out of the business trough we experienced in 2016. Improved year-over-year demand for our activated carbon products and services across most of our North American end markets and steady execution from the New Business combined to achieve strong quarterly sales growth.

“We are becoming more confident that our industrial sector customer activities remain poised for a recovery as legacy Calgon Carbon second quarter industrial sector sales increased slightly compared to last year.

“While I am pleased with our progress at reducing our operating expenses as a percent of sales, I’m disappointed in our second quarter gross margin performance, which was below our expectations. With a major virgin activated carbon manufacturing plant maintenance outage now behind us, and considering the expected benefit of other margin improvement actions that have been implemented, I’m confident in our ability to deliver improved gross margin results moving forward.”

Commenting further on the Company’s outlook for the remainder of the year, Mr. Dearth continued, “Given the combination of the strength we are currently experiencing in several of our markets, and our expectation for sequential improvement in operating expense and gross margin performance, we expect the second half of 2017 to show improvement from the first half in both total sales and profitability. Although the International Maritime Organization’s recent decision to amend the implementation schedule of the Ballast Water Management Convention has dampened our ballast water treatment equipment sales expectations, we continue to expect full year growth in our legacy business sales driven by improved demand for our activated carbon segment products in North America.”

Conference Call and Webcast Details

This morning at 9:00 a.m. Eastern Time, the Company will be hosting a live conference call and webcast, including presentation slides, to discuss the second quarter 2017 financial results.

To listen to, or participate in, the conference call, please phone 866-393-4792 shortly before the scheduled start time. International callers should phone +1 706-758-4301. The conference ID is 49100094.

To view and listen to the webcast, as well as access the downloadable presentation slides, go to the Calgon Carbon website at www.calgoncarbon.com, proceed to the investor home page, and click on the link to the webcast.

The conference call will be re-broadcast beginning approximately two hours after the call concludes through August 18, 2017, at midnight Eastern Time. To listen to the re-broadcast, please phone 800-585-8367 or +1 404-537-3406. The ID for the replay is also 49100094.

A re-broadcast of the webcast can be accessed in the investor section of the Calgon Carbon website.

Pure Water. Clean Air. Better World.

Calgon Carbon Corporation (NYSE:CCC) is a global leader in innovative solutions, high quality products and reliable services designed to protect human health and the environment from harmful contaminants in water and air. As a leading manufacturer of activated carbon, with broad capabilities in ultraviolet light disinfection, the Company provides purification solutions for drinking water, wastewater, pollution abatement, and a variety of industrial and commercial manufacturing processes.

Calgon Carbon is the world’s largest producer of granular activated carbon and supplies more than 100 types of activated carbon products – in granular, powdered, pelletized and cloth form – for more than 700 distinct applications.

With the recent acquisition of complementary wood-based activated carbon and filtration media capabilities located in Europe, Calgon Carbon becomes an even more global and diverse industry leader in activated carbon, reactivation, and filtration media in the form of diatomaceous earth and perlites.

Headquartered in Pittsburgh, Pennsylvania, the Company employs approximately 1,400 people and operates 22 manufacturing, reactivation, innovation and equipment fabrication facilities in the U.S., Asia, and in Europe, where Calgon Carbon is known as Chemviron.

For more information about Calgon Carbon’s leading activated carbon, filtration media, and ultraviolet technology solutions, visit www.calgoncarbon.com.

This press release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in this press release pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties that may cause Calgon Carbon Corporation’s (the Company’s) actual results in future periods to be materially different from any future performance suggested herein. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Factors that could affect future performance of the Company include, without limitation: the Company’s ability to successfully integrate the November 2, 2016 acquisition of the assets and business of the wood-based activated carbon, reactivation, and mineral-based filtration media of CECA, a subsidiary of Arkema Group (the New Business) and achieve the expected results of the acquisition, including any expected synergies and the expected future accretion to earnings; changes in, or delays in the implementation of, regulations that cause a market for our products; our ability to successfully type approve or qualify our products to meet customer and end market requirements; changes in competitor prices for products similar to ours; higher energy and raw material costs; costs of imports and related tariffs; unfavorable weather conditions and changes in market prices of natural gas relative to prices of coal; changes in foreign currency exchange rates and interest rates; changes in corporate income and cross-border tax policies of the United States and other countries; labor relations; availability of capital and environmental requirements as they relate to both our operations and to those of our customers; borrowing restrictions; validity of patents and other intellectual property; and pension costs. In the context of the forward-looking information provided in this press release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the Company’s most recently filed Annual Report. Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the Federal securities laws of the United States.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income
(Dollars in thousands except per share data)
(Unaudited)
	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$152,998	$132,597	$295,701	$252,796

Cost of products sold (excluding depreciation and amortization)	106,286	87,663	205,101	166,122

Depreciation and amortization	12,000	9,461	23,788	18,236

Selling, general and administrative expenses	22,453	21,984	47,270	44,966

Research and development expenses	1,238	1,318	2,623	2,838

	141,977	120,426	278,782	232,162

Income from operations	11,021	12,171	16,919	20,634

Interest expense - net	(1,995)	(199)	(3,503)	(526)

Other income - net	5	(20)	505	203

Income before income tax provision	9,031	11,952	13,921	20,311

Income tax provision	3,178	4,056	7,293	6,957

Net income	5,853	7,896	6,628	13,354

Other comprehensive income (loss), net of tax	8,801	(2,668)	11,215	163

Comprehensive income	$14,654	$5,228	$17,843	$13,517

Net income (loss) per common share
Basic	$0.12	$0.16	$0.13	$0.27
Diluted	$0.12	$0.15	$0.13	$0.26

Dividends per common share	$0.05	$0.05	$0.10	$0.10

Weighted average shares outstanding (thousands)
Basic	50,470	50,225	50,441	50,267
Diluted	50,511	50,987	50,499	51,014

Calgon Carbon Corporation
Segment Data
(Dollars in thousands)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Segment Sales

Activated Carbon	$135,677	$123,515	$261,908	$233,498
Alternative Materials	12,930	2,644	25,778	5,129
Advanced Water Purification	4,391	6,438	8,015	14,169

Net sales	$152,998	$132,597	$295,701	$252,796

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Segment Operating Income (Loss)

Activated Carbon	$11,509	$12,526	$20,030	$21,220
Alternative Materials	567	395	(237)	822
Advanced Water Purification	(1,055)	(750)	(2,874)	(1,408)

Income from operations	$11,021	$12,171	$16,919	$20,634

Note: Beginning January 1, 2017, in conjunction with the acquisition of the New Business, the Company realigned its internal management reporting structure to incorporate the New Business into its previously existing business, and reorganized its reportable segments. The new Activated Carbon segment is comprised of the Company’s former Activated Carbon and Service segment, the carbon adsorption equipment component of the Company’s former Equipment segment, and the wood-based activated carbon and activated carbon reactivation capabilities of the New Business. The new Advanced Water Purification segment is comprised of the equipment, products and services related to the Company’s ballast and traditional ultraviolet light water treatment technologies and ion exchange technologies that were primarily included in the Company’s former Equipment segment. The new Alternative Materials segment is comprised of the Company’s former Consumer segment and the diatomaceous earth and perlite filtration media capabilities of the New Business. Prior year amounts have been reclassified to conform to the current year presentation.

Activated Carbon and Alternative Materials segment operating income for the quarter ended June 30, 2017 includes acquisition related expenses of $364 and $374, respectively. Activated Carbon segment operating income for the quarter ended June 30, 2016 includes acquisition related expenses of $1,325.

Activated Carbon and Alternative Materials segment operating income for the YTD ended June 30, 2017 includes acquisition related expenses of $1,752 and $1,689, respectively. Activated Carbon segment operating income for the YTD ended June 30, 2016 includes acquisition related expenses of $2,932.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2017	2016

Assets

Current assets:

Cash and cash equivalents	$24,079	$37,984

Receivables	114,950	108,056

Inventories	138,213	125,115

Other current assets	31,546	20,435

Total current assets	308,788	291,590

Property, plant and equipment, net	385,367	366,442

Other assets	126,461	117,186

Total assets	$820,616	$775,218

Liabilities and Stockholders' Equity

Current liabilities:

Current portion of long-term debt	$5,000	$5,000

Other current liabilities	102,481	95,655

Total current liabilities	107,481	100,655

Long-term debt	241,367	220,000

Other liabilities	75,790	73,420

Total liabilities	424,638	394,075

Total stockholders' equity	395,978	381,143

Total liabilities and stockholders' equity	$820,616	$775,218

CONTACT:
Calgon Carbon Corporation
Dan Crookshank, 412-787-6795
Director – Investor Relations
dcrookshank@calgoncarbon.com